Exhibit 10.2

Execution Version

MASTER SERVICE AGREEMENT

THIS AGREEMENT CONTAINS PROVISIONS RELATING TO

INDEMNITY, RELEASE OF LIABILITY, AND ALLOCATION OF RISK

THIS MASTER SERVICE AGREEMENT (the “Agreement”) is made and entered into effective as of this 17th day of June 2025, by and between the parties herein designated as “Operator” and “Contractor”.

Operator:	LH Operating, LLC, its subsidiaries and/or its affiliates,
3730 Kirby Drive, Suite 1200, Houston, Texas 77098
with field office at 13694 Lovington Highway, Artesia NM 88210 email directed to all:  dvcaravaggio321@gmail.com (Dante Caravaggio); RedRaiderDad62@gmail.com
(Jesse Allen); dmsmith@dmslegal.com (David M. Smith)

Contractor:	Corsair Well Services, LLC, with a mailing address at PO Box 1472, Pinehurst, TX 77362 or Hobbs, NM Yard april.hammel@teamoperating.com (April Hammel)

WITNESSETH:

WHEREAS, Operator is engaged in the business of drilling oil and gas wells or is engaged in the production of oil and gas, and in the course of such operations regularly and customarily enters into contracts with independent contractors for the performance of services relating thereto; and

WHEREAS, Contractor is engaged in the business of providing workover services for oil and gas wells, including but not limited to the furnishing of personnel, equipment, and associated services customarily required for such operations. Contractor shall perform such services on an independent contractor basis and subject to availability, consistent with industry standards and the terms of this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, and the specifications and special provisions set forth in any exhibits or appendix attached and hereby incorporated, the parties mutually agree as follows:

1.0	NATURE AND TERM OF AGREEMENT

1.1	This Agreement shall remain in force and effect for an initial period of four (4) months (“Initial Period”) and shall thereafter continue in force and effect until (i) Operator has exhausted use of any credit to which it may be entitled with Contractor, and (ii) if Operator has no further credit with Contractor, canceled by either party by giving the other party ten (10) days’ notice in writing at the respective Email address of said party. If current work extends past ten (10) days, then cancellation shall not be effective until work is completed or terminated in the sole discretion of Operator. All indemnity and insurance provisions shall survive termination. At any time and from time to time during the term of this Contract, when Operator desires work to be performed by Contractor, a representative of the Operator shall give Contractor a request for such work. The request (“Work Order”) may be in the form of a work order, purchase order, letter, memorandum or other written document. Upon acceptance of any such Work Order, Contractor shall thereafter promptly commence and diligently perform the work in accordance with the terms of the Work Order and this Agreement. This Agreement shall control and govern all work performed by Contractor under written Work Orders. Agreements or stipulations in any such Work Order or Contractor originated documentation, including field tickets, purchase orders or credit applications, not in conformity with the terms and provisions hereof or purporting to burden Operator Group with additional obligations or liabilities, shall be null and void. No waiver of any terms, provisions or conditions hereof shall be effective unless in writing and signed by an authorized officer of Operator and Contractor. Nothing herein shall be construed to obligate Operator to order work from Contractor or obligate Contractor to accept work from Operator; provided, however, Contractor shall be obligated to furnish all services ordered by Operator for which Contractor is capable of performing during the initial period of four (4) months of this Agreement.

1.2	Operator may, at any time, in its sole discretion terminate work covered by any written Work Order, , issued hereunder. In such event, Contractor shall be entitled to payment at the applicable rates stipulated in Contractor’s rate schedule or bid for services properly rendered up to and including the date of such termination. On notice of such termination, Contractor shall promptly remove its personnel, machinery, and equipment from the location and shall further cooperate with Operator or its designee to ensure an orderly and expeditious transition and completion of the work.

2.0	LABOR, EQUIPMENT, MATERIALS, SUPPLIES AND SERVICES

2.1	When agreement is reached by written Work Order, for the services and/or equipment desired or when work is commenced, Contractor shall commence furnishing same at the agreed upon time, and continue such operations diligently and without delay, in conformity with the specifications and requirements contained herein and in such Work Orders.

2.2	All work or services rendered or performed by Contractor shall be done in accordance with good oilfield servicing practices.

3.0	PAYMENT

3.1	Operator shall pay Contractor for all work performed, equipment used, or materials furnished at the agreed-upon rates, without delay, and regardless of Operator’s internal review status.

3.2	Operator shall pay all invoices within thirty (30) days of the invoice date or, if different, according to agreed upon written payment terms. Any amounts that remain outstanding after such agreed payment terms will accrue interest at the rate of one percent (1%) per month or at the maximum rate permitted by applicable law, whichever is lower. In the event Operator, in good faith, disputes the amount of any invoice, it shall notify Contractor of such dispute and shall pay any undisputed amount of the invoice within said payment terms. No payment of any amount, disputed or undisputed, shall act as a waiver of any of Operator’s rights, including the right to later contest such payment and obtain a reimbursement. Appendix A attached to this Agreement sets forth and describes the Rate Schedule and Equipment List.

4.0	REPORTS TO BE FURNISHED BY CONTRACTOR

4.1	Contractor must obtain approval of Operator’s representative by furnishing delivery tickets for materials and supplies for which Contractor is to be reimbursed by Operator. The quantity, description and condition of the materials and supplies and/or services furnished shall be monitored and checked by Contractor, and all delivery tickets shall be acknowledged as to receipt by Contractor’s representative.

4.2	Contractor shall orally report to Operator, as soon as practicable, followed by an appropriate written report, all accidents or occurrences resulting in death or injuries to Contractor’s employees or third parties, damage to property of Operator or physical damage to Contractor’s property or property of third parties, arising out of or during the course of work to be performed. Contractor shall furnish Operator with a copy of all non-privileged reports made by Contractor to Contractor’s insurer, governmental authorities or to others of such accidents and occurrences.

5.0	INDEPENDENT CONTRACTOR RELATIONSHIP

In the performance of any work by Contractor for Operator, Contractor shall be deemed to be an independent contractor, with the authority and right to direct and control all of the details of the work, Operator being interested only in the results obtained. However, all work contemplated shall meet the approval of Operator and shall be subject to a general right of inspection. Operator shall have no right or authority to supervise or give instructions to the employees, agents, or representatives of Contractor, and such employees, agents or representatives at all times shall be under the direct and sole supervision and control of Contractor. It is the understanding and intention of the parties hereto that no relationship of master and servant, principal and agent or employer and employee shall exist between Operator and Contractor, its employees, agents, or representatives.

In all cases where Contractor or employees of Contractor (defined to include Contractor’s direct, borrowed, special or statutory employees) are covered by state’s workers’ compensation laws, rules and regulations Operator and Contractor agree that all work and operations performed by Contractor and its employees pursuant to this Agreement are an integral part of and are essential to the ability of Operator to generate Operator’s goods, products and services for purposes of the applicable state’s workers’ compensation laws, rules and regulations. Contractor shall remain primarily responsible for the payment of workers’ compensation benefits to its employees, and shall owe indemnity for, and shall not be entitled to seek contribution for, any such payments from Operator.

Master Service Agreement – Page 2

6.0	INSURANCE

6.1	Contractor shall, at its sole cost and discretion, maintain insurance coverage with an insurance company or companies authorized to do business in the state where the work is to be performed consistent with prudent industry practices and reasonably proportionate to the nature and scope of the work to be performed under this Agreement in the minimum amounts as follows:

(a)	If required, Workers’ Compensation Insurance and Employers’ Liability Insurance complying with applicable state laws with limits not less than $1,000,000 covering the employees of the applicable party working under this Agreement.

(b)	Commercial (or Comprehensive) General Liability Insurance, including contractual obligations covered in this Agreement and proper coverage for all other obligations assumed in this Agreement. The limit shall be not less than $1,000,000 combined single limit per occurrence for Bodily Injury and Property Damage. If the policy has an annual aggregate limit, the aggregate will be at least $2,000,000, and the Contractor shall carry Excess Liability (or Umbrella) coverage that will “drop down” over each claim if such primary limit becomes exhausted.

(c)	Automobile Liability Insurance with Bodily Injury limits of not less than $1,000,000 for each person and $1,000,000 for each accident; and Property Damage limits of not less than $1,000,000 for each accident or $1,000,000 combined single limit for Bodily Injury and Property Damage. If hauling hazardous materials is part of the work, the policy must include an MCS 90 endorsement and the ISO Form 9948.

(d)	Excess Liability Insurance over that required in Section 6.1 (a), (b) and (c) with minimum limits of $5,000,000, specifically including Contractor’s Contractual Liability.

6.2	Contractor shall, on all of its policies of insurance, whether or not required by this Contract, waive subrogation against Operator Group (as defined in Section 7.1), name Operator Group as an additional insured (except on Workman’s Compensation).

6.3	All required insurance shall be maintained in full force and effect during the term of this Contract, and shall not be canceled, altered, or amended without thirty (30) days prior written notice via Email to Operator. Contractor agrees to have its insurance carrier furnish Operator a certificate or certificates on a form acceptable to Operator, evidencing insurance coverage in accordance with the above requirements. Acceptance by Operator of a certificate evidencing less insurance coverage than the amounts required in Section 6.1 shall not be deemed a waiver of the requirements of Section 6.1.

6.4	Contractor shall name Operator as additional insured (on form CG 2010 1001 and CG 2037 1001, or equivalent) on all insurance policies (except Workers’ Compensation) covering exposures for which Contractor has agreed to indemnify Operator. A party’s additional insured status will not limit the application of insurance protection as required by this Exhibit which arises out of the other party’s indemnity obligations. These policies shall provide primary coverage only for claims in which one Party has agreed to hold harmless and/or to indemnify the other. Coverages required by this Agreement will be primary and non-contributory coverage and no “other insurance” clause may be invoked by any insurer. This coverage shall apply whether or not the indemnification is valid. Operator shall have its insurer(s) waive its right of subrogation against Contractor on all insurance carried, in accordance with the risk allocation, release and indemnities in this Agreement. Contractor shall have its insurer(s) waive its right of subrogation against Operator Group on all insurance carried, in accordance with the risk allocation, release and indemnities in this Agreement. (For clarity, but not by way of limitation, no workers compensation lien or subrogation interest may be asserted against any Party or its Group that is the indemnitee under the applicable risk allocation.) Unless expressly stated to the contrary elsewhere in this Agreement or prohibited by applicable law or legal statute, neither Party’s indemnification obligations under this Agreement shall be limited by amount or in scope to coverage provided by insurance which is required by such Party under this Agreement.

6.5	Contractor does hereby release, defend, indemnify, and hold harmless the Operator Group from any loss Operator Group may suffer due to Contractor failure to comply with all of the above insurance requirements, including the obtaining waivers of subrogation by Contractor Group, or due to any insurance coverage being invalidated due to Contractor failure to comply with the terms, conditions, and warranties of the insurance, “regardless of negligence or fault”.

Master Service Agreement – Page 3

6.6	Special Insurance Provisions

The indemnity obligations set forth in Section 7 shall only be effective to the maximum extent permitted by applicable law. In particular, but without limiting the generality of the foregoing, if federal or state statute dictates or it is judicially determined that the monetary limits of insurance required or the indemnities voluntarily assumed hereunder exceed the maximum limits permitted under applicable law, the parties hereby agree that said indemnities or insurance requirement shall automatically be amended to conform to the maximum extent permitted by law.

7.0	RESPONSIBILITY FOR LOSS OR DAMAGE, INDEMNITY, RELEASE OF LIABILITY AND ALLOCATION OF RISK

7.1	Contractor shall release Operator from any liability for, and shall protect, defend and indemnify Operator, its parent, subsidiary and affiliated entities, its and their co-lessees, joint owners, joint operators, partners, joint venturers and pipeline owners (excluding Contractor Group) and any officers, directors, shareholders, employees and invitees of all of the foregoing (“Operator Group”) from and against all claims, demands and causes of action of every kind and character, arising in connection herewith in favor of any person or entity on account of bodily injury, death or damage to property of any of Contractor, its parent, subsidiary and affiliated entities, and the officers, directors, agents, employees and invitees of all of the foregoing (“Contractor Group”) REGARDLESS OF THE CAUSE OR CAUSES THEREOF, INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR GROUP (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OR ANY PRESENCE ON ANY PREMISES, OR ANY PREEXISTING DEFECT.

7.2	Operator shall release Contractor from any liability for, and shall protect, defend and indemnify Contractor Group from and against all claims, demands and causes of action of every kind and character, arising in connection herewith in favor of any person or entity on account of bodily injury, death or damage to property of Operator or its employees, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF CONTRACTOR GROUP (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OR ANY PRESENCE ON ANY PREMISES, OR ANY PREEXISTING DEFECT.

7.3	Except as may be otherwise provided in this Agreement each party shall notify the other party immediately of any claim, demand, or suit that may be presented to or served upon it by any party arising out of or as a result of work performed under this Agreement affording such other party full opportunity to assume the defense of such claim, demand or suit and to protect itself according to this article.

7.4	Neither party shall be liable to the other for such waiving party’s special, indirect or consequential damages resulting from or arising out of this Contract, including, without limitation, loss of profit or business interruptions including loss or delay of production, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF THE NON-WAIVING PARTY (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OR ANY PRESENCE ON ANY PREMISES, OR ANY PREEXISTING DEFECT.

7.5	Except to the extent caused by the gross negligence or willful misconduct of Contractor Group, if any, which are the responsibility of Contractor Group, Operator shall release Contractor of any liability for, and shall defend and indemnify Contractor against any and all Claims resulting from operations under this Agreement on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

7.6	Except to the extent caused by the gross negligence or willful misconduct of Contractor Group, if any, which are the responsibility of Contractor Group, Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal of any debris, and shall release Contractor from, and Operator shall indemnify Contractor against any liability for such cost.

Master Service Agreement – Page 4

7.7	Notwithstanding anything to the contrary contained herein except as provided in §7.1 and §7.2 concerning indemnification for personal injury, illness, or death, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution and contamination shall be as follows in §7.8 and §7.9 with regard to property damage or loss.

7.8	Except to the extent caused by the gross negligence or willful misconduct of Operator Group, if any, which are the responsibility of Operator Group, Contractor shall assume all responsibility for, including control and removal of, and shall protect, defend, indemnify and save Operator Group harmless from and against all Claims arising from pollution or contamination (including Naturally Occurring Radioactive Material) which originates above the surface of the land or water from Contractor Group’s performance of this Agreement, for flowback fluids from flowback tanks, spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, waste and garbage directly associated with Contractor Group’s machinery, equipment, tools, transportation, or other items supplied by Contractor. .

7.9	Except to the extent caused by the gross negligence or willful misconduct of Contractor Group, if any, which are the responsibility of Contractor Group, Operator shall assume all responsibility for, including control and removal of, and shall protect, defend, indemnify and save Contractor harmless from and against all Claims arising directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids.

7.10	Subject to and without affecting the provisions of this Agreement regarding the payment rights and obligations of the Parties or the risk allocation provisions, release and indemnity rights and obligations of the Parties, neither Party shall be liable to the other Party for, and each Party releases the other Party from and against, any and all special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused and “regardless of negligence or fault.”

7.11	The liability and indemnity provisions of this Agreement shall be without limit and shall include reasonable attorneys’ fees and costs incurred by the party receiving indemnification. The indemnitor shall have the right to provide a defense to the indemnitee at the indemnitor’s own expense, and through counsel of indemnitor’s own choosing, for any claim made or suit brought to which these indemnity provisions apply.

7.12	The parties agree to support their indemnity obligations with insurance in favor of the other party and its group of at least the types and kinds required of Contractor in Section 6. The parties agree that such insurance shall support, but not limit their indemnity obligations except to the extent mandated by applicable law.

EXPRESS NEGLIGENCE/CONSPICUOUS MANNER: WITH RESPECT TO THIS SECTION 7, BOTH PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE, THAT THIS INDEMNITY IS EXPRESSED IN A CONSPICUOUS MANNER AND AFFORDS FAIR AND ADEQUATE NOTICE THAT THIS SECTION HAS PROVISIONS REQUIRING ONE PARTY (THE “INDEMNITOR”) TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PERSON OR ENTITY (THE “INDEMNITEE”).

8.0	TAXES AND CLAIMS

8.1	Contractor agrees to pay all claims not subject to a bona fide good faith dispute for labor, materials, services and supplies incurred by Contractor and agrees to allow no lien or charge to be fixed upon the rig, the lease, the well, the land on which the well is located, or other property of Operator or the party for whom Operator is performing services. Contractor agrees to indemnify, protect, defend, and hold Operator harmless from and against all such claims, charges, and liens. If Contractor shall fail or refuse to pay any claims or indebtedness incurred by Contractor in connection with the services as provided hereunder, it is agreed that Operator shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder. Notwithstanding the foregoing, Operator agrees that it will not pay any such claim or indebtedness as long as same is being actively contested by Contractor and Contractor has taken all actions necessary (including the posting of a bond when appropriate) to protect the property interests of Operator and any other parties affected by such claim or indebtedness.

Master Service Agreement – Page 5

9.0	LAWS, RULES AND REGULATIONS

9.1	Operator and Contractor agree to comply with all laws, rules, and regulations which are now or may become applicable to operations covered by this Agreement or arising out of the performance of such operations. If either party is required to pay any fine or penalty resulting from the other party’s failure to comply with such laws, rules or regulations, the party failing to comply shall immediately reimburse the other for any such payment.

9.2	In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation and this Contract, as so modified, shall remain in full force and effect.

9.3	This Agreement and the work performed hereunder shall be construed, governed, interpreted, enforced and litigated and the relations between the parties determined in accordance with the laws of the state of Texas, without giving effect to any choice or conflict of law provision or rules that would cause the application of laws of any other jurisdiction.

9.4	The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court located within Houston, Harris County, Texas over all claims or causes of action (whether in contract, equity or tort) that may be based upon, arise out of or relate to this Agreement or any work performed hereunder. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the jurisdiction of such court or the laying of venue of any such dispute, claim or cause of action brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

9.5	Contractor (i) is aware that the United States securities laws prohibit any person who has material, nonpublic information about a public company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Securities Exchange Act of 1934 (the “Exchange Act”), and (iii) shall not use, nor cause any third party to use, any Information in contravention of the Exchange Act.

10.0	LIMITATION ON DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE.

11.0	ASSIGNMENTS

Operator and Contractor agree that neither will assign nor delegate this Agreement or any of the work or services required under this Contract, except for work normally performed by subcontractors, and shall not assign any sum that may accrue to Contractor under this Contract, without prior written consent of the other party, provided however, that either party may, without the consent of the other party, assign this contract to an affiliate, including without limitation, by merger or consolidation with such affiliate. If any assignment by Operator is made that significantly alters Contractor’s financial burden, Contractor’s compensation shall be adjusted to give effect to any change in Contractor’s operating costs. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Contractor warrants that in the event a subsidiary, affiliate or successor (by purchase, merger or otherwise) performs services or provides materials pursuant to this Contract, such subsidiary, affiliate or successor shall comply with the terms and conditions of this Agreement.

12.0	EXCLUDED

13.0	ILLEGAL DRUGS, ALCOHOL AND FIREARMS

13.1	It is the policy of Operator and a requirement under its third-party contracts that Operator’s Drug, Alcohol and Firearm Policy shall be applicable to all subcontractors of Operator. Contractor represents that it, and, if applicable, its employees and subcontractors, is familiar with the policy and will comply with it while engaged in all work. In order to ensure compliance with said policy, Contractor, and, if applicable, Contractor’s employees, may be required to submit to and pass a drug screen prior to reporting to work on Operator’s premises or a third party owned job site and at random intervals when any work is being performed pursuant to this Agreement. To the extent the work performed by Contractor falls under the drug and alcohol testing requirements of the U.S. Department of Transportation, Contractor shall comply with such requirements.

Master Service Agreement – Page 6

13.2	Operator and any third party for whom Operator is performing work specifically reserve the right to carry out reasonable searches of individuals, their personal effects and vehicles when entering, on or leaving the premises where work is performed. Operator shall initiate the searches in accordance with its policies and procedures.

13.3	Individuals found in violation will be immediately removed from the premises where work is performed. Submission to such a search is strictly voluntary; however, refusal may be cause for not allowing that individual on the well site or Operator’s other premises. It is Contractor’s responsibility to notify its employees of this policy and its enforcement.

14.0	HEALTH AND SAFETY

14.1	Contractor and Operator shall each provide all required personal protection equipment (“PPE”) to their respective personnel on the work location. All Contractor Group PPE shall be as required by Contractor HSE requirements or state and federal regulations, whichever is more stringent. Should any individual enter the worksite without the appropriate PPE, Contractor supervisory personnel shall demand that the PPE requirement be observed or require the individual to leave the job site until the PPE is acquired and worn at the job location.

14.2	Contractor represents and warrants to Operator that (i) Contractor has a health, safety and environmental program in place that is consistent with all applicable federal or state laws, rules or regulations, including those enforced by the Environmental Protection Agency, Texas Railroad Commission, New Mexico Oil Conservation District, Texas Commission on Environmental Quality (or equivalent organization of another state) and the Occupational Safety and Health Administration (or equivalent state organization) (collectively, “HSE Rules”); and (ii) Contractor Group is fully trained and experienced in compliance with HSE Rules.

15.0	EXCLUDED

16.0	INFORMATION CONFIDENTIAL

Any information obtained by Contractor Group in the conduct of work under this Contract, including, but not limited to, depths or formations penetrated, the results of coring, testing and surveying, production or operational results, operational or financial forecasts or projections, marketing arrangements, strategic information, well logs or analysis, land data and information, geological and geophysical data, business records and vendor lists (the “Confidential Information”) shall be the property of and owned by Operator, considered confidential and shall not be divulged by Contractor Group to any person, firm, or corporation other than Operator’s designated representatives or with Operator’s prior written consent. Contractor (i) acknowledges and agrees that the Confidential Information has competitive value and is of a confidential and proprietary nature and that Operator would be damaged and harmed if any Confidential Information were disclosed and (ii) shall (y) keep, and shall cause Contractor Group to keep, the Confidential Information strictly confidential and (z) not disclose or use, and cause Contractor Group not to disclose or use, any Confidential Information in any manner whatsoever, in whole or in part, except as necessary for the provision of services to Operator pursuant to this Agreement.

17.0	NOTICES

All notices to be given with respect to this Contract, unless otherwise provided for, shall be given to the Operator and the Contractor respectively at the email address hereinabove shown in writing. A notice is given if sent by email, on the next business day after being sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered. All notices and other communications under this Agreement shall be in writing and if not provided by email shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), or (b) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and emails hereinabove shown (or to such other address or email as a Party hereto may have specified by notice given to another Party hereto pursuant to this provision).

Master Service Agreement – Page 7

18.0	SPECIAL PROVISIONS

Severability. The provisions of this Agreement are severable, and the invalidity of any provision or portion of any provision shall not affect the validity of any other provision or remainder of a provision. Any provision or portion of any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, to achieve the intent of the parties. Any provision or portion of any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provision or portion of any provision of this Agreement shall be effective only in the jurisdiction requiring such adjustment, reformation or voidance, without affecting in any way the remaining provisions or portions of any provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or portion of that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Joint Drafting. This Agreement shall be deemed to have been jointly drafted by the parties hereto and no provision of it shall be interpreted or construed for or against another party because such party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

Entire Agreement. This Contract, together with any Work Order, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. The parties have not relied on any statement, representation, warranty or agreement of the other party or of any other person on such party’s behalf, including any representations, warranties or agreements, except for the representations, warranties or agreements expressly contained in this Agreement.

19.0	ACCEPTANCE OF AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective upon the date above shown.

CONTRACTOR:		OPERATOR:

CORSAIR WELL SERVICES, LLC		LH OPERATING, LLC

By:	/s/ April Hammel	By:	/s/ Mitchell B. Trotter
	April Hammel, Secretary		Mitchell B. Trotter, CFO

Master Service Agreement – Page 8

Execution Version

Appendix A- Team Operating Rate Schedule and Equipment

I.	Initial Work and Consideration.

A. EON Resources, Inc. (“EON”), Operator’s ultimate parent company, whose equities are listed on the NYSE American Exchange, shall, as consideration for Contractor’s workover services to Operator, (i) prepay Five Hundred Thousand Dollars ($500,000.00) within two (2) business days of the execution of this Contract, and (ii) cause to be granted and issued 1,000,000 shares of unregistered Class A common stock of EON (the “Shares”) to Contractor or its designee with an agreed deemed value of $1,000,000.00 ($1.00 per share) which shall be credited to Operator’s account with Contractor as an additional amount of $1,000,000.00 (the “Initial Credit”).

B. Contractor shall provide workover services without cost or consideration to Operator for a full 30 days upon commencement of the workover services. Workover services* shall be furnished in a manner and at the hourly and day rates set forth below under Article III, Rate Schedule and Equipment.

C. In the event Contractor sells Shares prior to full application of the Initial Credit, the actual gross price received by Contractor for Shares shall become the actual value of the Shares sold in lieu of the deemed value of the Shares and Operator’s account shall be adjusted accordingly. The Shares shall be subject to a leak out provision for a one (1) year period of restriction from the date of issuance which shall prohibit Contractor from the selling of the Shares, including with other shares that Contractor and/or it’s assigns may own, in any one (1) trading day that would exceed ten percent (10%) of the average daily volume of all EON Class A common shares traded during the immediately preceding 30-day trading period. EON shall cause all Shares to be registered as fully tradeable and unrestricted stock within sixty (60) business days of the execution of this Agreement in an S-4 or other appropriate filing.

D. Contractor shall initially supply continuous workover services for thirty (30) days without cost to Operator with one workover rig as requested by Operator commencing on the date of the first day of workover services* and use of equipment provided by Contractor on Operator’s oil and gas wells and leasehold properties in Eddy County, New Mexico which shall be comprised of 10 hour work days by Contractor.

E. The Company shall cause all Shares to be registered with U.S. Securities and Exchange Commission, such that the Shares shall be freely tradable and unrestricted, no later than sixty (60) calendar days following the execution of this Agreement (the “Registration Deadline”). Contractor and/or its assigns are advised that upon issuance of the Shares, Contractor and/or its assigns acknowledges that it may own in excess of 5% of all issued and outstanding shares of EON which ownership percentage will require certain filings by Contractor and/or its assigns with the SEC and Contractor shall be solely responsible for such filings.

F. In the event that, for any reason whatsoever, the Shares are not freely tradable or cannot be sold on the open market due to adverse or illiquid market conditions after the Registration Deadline, then Company shall remit full payment, via bank wire transfer, for all invoices covering work performed by Contractor until the Shares become freely tradable (the “Interim Period”) upon written notification to the Operator by Contractor with reasonable proof of such adverse conditions, irrespective of any prior agreement to credit such invoices against the value of the Shares. Contractor shall transfer and assign to Company an equivalent amount of Shares in which payments are made in lieu of credit for the Shares based on the deemed value of $1.00 per share. To be clear, in the Interim Period, if the Company remits $250,000.00 to Contractor for payment of invoices covering work performed by Contractor, Contractor shall transfer and assign 250,000 Shares to Operator in return.

Appendix A to Master Service Agreement – Page 9

G. Furthermore, in the event the Shares are registered and freely tradable by the Registration Deadline, but due to adverse or illiquid market conditions Contractor sells the Shares at prices insufficient to cover the full amount of any invoices due for work performed during the Interim Period (the “Illiquid Shares”), then Company shall pay Contractor, via bank wire transfer, the shortfall between (i) the gross proceeds actually received by Contractor from the sale of Shares, and (ii) the total amount of unpaid invoice(s) owed to Contractor. Such payment shall be due within five (5) business days of such written demand by Contractor and accompanied by reasonable evidence of such adverse conditions and the sale proceeds received.

H. After the Initial Period, if Company fails to make any payment required under this Section I of Appendix A within five (5) business days following written notice from Contractor, then this Agreement shall automatically terminate without further action by Contractor, and Contractor shall be entitled to pursue all legal and equitable remedies available, including, without limitation, recovery of all unpaid sums, accrued interest, costs, and reasonable attorneys’ fees.

Rate for following services is $440/hr (Standard 10-hr day)*

*Equipment included in the hourly rate is:

●	One Workover Rig & 4-man crew + Tool Pusher

●	Crew Truck and mileage to and from location

●	Pump + Tank including trucking

●	BOPs- standard with double rams including trucking

●	Base Beam if needed including trucking

Rate for following additional services are as follows (Standard 10-hr day)

▪	Tubing tester - $100 / hour

▪	Cement skid - $100 / hour

▪	Vacuum truck - $100 / hour

II. Representations and Warranties of Contractor.

(a)	Contractor has full right, power and authority (i) to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution, nor the carrying out of the terms of this Agreement will constitute a breach or default of its charter documents or any agreement, indenture, trust, will or other obligation to which Contractor is a party or otherwise bound.

(b)	By execution of this Contract, Contractor represents and warrants that Contractor understands and acknowledges that the Shares constituting partial consideration for Contractor’s services may not be disposed of without compliance with the registration provisions of the Securities Act of 1933, as amended, and applicable state securities laws or the availability of an exemption therefrom and that all certificates for such Shares may bear an appropriate legend to that effect.

Appendix A to Master Service Agreement – Page 10

(c)	Except for the representations and warranties expressly and specifically made by Operator herein, (1) Contractor acknowledges and agrees that, in making its determination to proceed hereunder, that Operator is not making or has not made, and specifically disclaims, any representation or warranty, expressed or implied, at law or in equity, in respect of the Operator, any subsidiaries or any entity in which the Operator owns any equity interest including, without limitation, their respective businesses, assets, liabilities, operations, results of operations, prospects, or future or historical condition (financial or otherwise), including, without limitation with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of its business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding any of the aforementioned entities, or in respect of any other matter or thing whatsoever; (2) Contractor specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person, and acknowledges and agrees that Operator has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any person; (3) Operator specifically disclaims any obligation or duty to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth herein; (4) Contractor is acquiring the Shares subject only to the specific representations and warranties set forth herein; and (5) Contractor has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Operator and the other entities contemplated hereinabove, including, without limitation, a review of filings with the SEC by Operator.

(d)	The respective representations, warranties, covenants and agreements of the parties hereto made in this Agreement shall survive following the execution of this Agreement.

III.	Rate Schedule and Equipment* (i) commencing after the Initial Period as described above, and (ii) for a second and/or additional workover rigs and associated equipment used to render services to Operator on properties in both Lea County and Eddy County, New Mexico:

Rate for following services is $440/hr (Standard 10-hr day)*

*Equipment included in the hourly rate is:

●	One Workover Rig & 4-man crew + Tool Pusher

●	Crew Truck and mileage to and from location

●	Pump + Tank including trucking

●	BOPs- standard with double rams including trucking

●	Base Beam if needed including trucking

Rate for following additional services are as follows (Standard 10-hr day)

▪	Tubing tester - $100 / hour

▪	Cement skid - $100 / hour

▪	Vacuum truck - $100 / hour

Appendix A to Master Service Agreement – Page 11